Exhibit 23.1

Consent of Independent Auditor

We have issued our report dated August 17, 2016, with respect to the consolidated financial statements of Nexmo, Inc. and Subsidiaries for the year ended December 31, 2015 included in the Current Report on Form 8-K/A of Vonage Holdings Corp. dated August 17, 2016.  We consent to the incorporation by reference of said report in the Registration Statements of Vonage Holdings Corp. on Form S-3 (No. 333-154974), and on Forms S-8 (Nos. 333-136227, 333-173053, 333-192629, 333-205224, and 333-212296).

/s/ Grant Thornton UK LLP
London, UK
August 17, 2016